Exhibit 10.1

 Amendment to Employment Agreement – James F. Gordon

2451 McMullen Booth Road, Ste. 207

Clearwater, FL 33759

Tel: 727-592-9400

Fax: 727-592-9402

James F. Gordon 350 Sorrento Ranches Drive Nokomis, FL 34275	October 16, 2007

Dear Mr. Gordon:

On October 16, 2007, the Board of Directors approved on behalf of BlastGard and you agreed to retain the title of Chairman of the Board of the Company and for you to accept a new executive officer position in BlastGard, namely, Director of Blast Mitigation Receptacles, in lieu of serving as Chief Executive Officer. It was also agreed that your employment contract dated April 1, 2007 will be amended to reflect the foregoing, it being understood that all other provisions of your agreement will remain in full force and effect during the entire term of your agreement and, in this respect, all compensation and other benefits that you are entitled to under your executive employment agreement will not be diminished or changed in any way by your acceptance of your new executive officer position. Accordingly, paragraph 3 of your executive employment agreement, dated April 1, 2007, is hereby amended to read as follows:

“3. Performance of Duties. Executive shall have the title of Chairman of the Board of the Company and shall chair all board meetings and perform such duties as are provided in the by-laws of the Company, it being understood that the Chairman shall no longer retain the responsibilities and powers as Chief Executive Officer. Executive shall serve as an executive officer in the position of Director of Blast Mitigation Receptacles and in such position shall have such responsibilities and powers as are assigned to the Executive by resolution of the Board. In this regard, Executive agrees during the term of this Agreement, including any renewals thereof, the Executive shall faithfully and diligently serve and further the best interests of the Corporation.”

Very truly yours,

BLASTGARD INTERNATIONAL, INC.

By:	/s/ Andrew McKinnon
Andrew McKinnon
Chief Operating Officer

Agreed to and Accepted by:

By:	/s/ James F. Gordon
James F. Gordon
Executive